CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Putnam Diversified Income Trust and Putnam Global Income Trust of our reports dated November 19, 2025 and December 18, 2025, relating to the financial statements and financial highlights, which appear in Putnam Diversified Income Trust’s Annual Shareholder Report on Form N-CSR for the year ended September 30, 2025, and Putnam Global Income Trust’s Annual Shareholder Report on Form N-CSR for the year ended October 31, 2025, respectively. We also consent to the references to us under the headings “FINANCIAL STATEMENTS”, “Auditor”, and “AGREEMENT” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

June 10, 2026